Filed Pursuant to Rule 433

Dated November 9, 2026

Registration Statement No. 333-281501

McDONALD’S CORPORATION

Issuer:	McDonald’s Corporation
Ratings*:	Moody’s: Baa1 (Stable); S&P: BBB+ (Stable)
Trade Date:	November 9, 2026
Settlement Date**:	November 17, 2026 (T+5)
Security Description:	SEC-Registered senior unsecured fixed rate medium-term notes

USD 600,000,000 5.200% Medium-Term Notes Due 2031
Summary of Terms

Total Principal Amount:	USD 600,000,000
Maturity Date:	November 15, 2031
Coupon:	5.200%
Issue Price:	99.844% of the principal amount
Yield to Maturity:	5.236%
Spread to Benchmark Treasury:	T + 55 basis points
Benchmark Treasury:	4.750% due October 31, 2031
Benchmark Treasury Yield:	4.686%
Coupon Payments:	Pays semi-annually on May 15 and November 15, commencing May 15, 2027
Day Count:	30 / 360
Optional Redemption Provision:	Prior to October 15, 2031, the issuer may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted to the redemption date (assuming the notes matured on October 15, 2031) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, less (b) interest accrued to the redemption date; and (2) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.
On or after October 15, 2031, the issuer may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to the redemption date.
CUSIP / ISIN:	58013MGD0 / US58013MGD02

USD 600,000,000 5.600% Medium-Term Notes Due 2036
Summary of Terms

Total Principal Amount:	USD 600,000,000
Maturity Date:	November 15, 2036
Coupon:	5.600%
Issue Price:	99.758% of the principal amount
Yield to Maturity:	5.632%
Spread to Benchmark Treasury:	T + 75 basis points

Benchmark Treasury:	4.625% due August 15, 2036
Benchmark Treasury Yield:	4.882%
Coupon Payments:	Pays semi-annually on May 15 and November 15, commencing May 15, 2027
Day Count:	30 / 360
Optional Redemption Provision:	Prior to August 15, 2036, the issuer may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted to the redemption date (assuming the notes matured on August 15, 2036) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to the redemption date; and (2) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.
On or after August 15, 2036, the issuer may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to the redemption date.
CUSIP / ISIN:	58013MGE8 / US58013MGE84

Joint Bookrunners:	Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Passive Bookrunners:	PNC Capital Markets LLC
RBC Capital Markets, LLC
TD Securities (USA) LLC
Westpac Capital Markets LLC

Co-Managers:	Academy Securities, Inc.
ANZ Securities, Inc.
BBVA Securities Inc.
BNP Paribas Securities Corp.
CastleOak Securities, L.P.
Commerz Markets LLC
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Loop Capital Markets LLC
Mizuho Securities USA LLC
Penserra Securities LLC
Rabo Securities USA, Inc.
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC
Standard Chartered Bank
UniCredit Capital Markets LLC

*	A credit rating is not a recommendation to buy, sell or hold securities. It may be subject to revision or withdrawal at any time by the assigning credit rating agency. Each credit rating is applicable only to the specific security to which it applies. Investors should make their own evaluation as to whether an investment in the security is appropriate.

**	It is expected that delivery of the notes will be made against payment therefor on or about November 17, 2026, which will be the fifth business day following the date of pricing of the notes, or “T+5.” Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the United States secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day before the date of delivery will be required, by virtue of the fact the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Modification of Prospectus Supplement, dated August 12, 2024

The Prospectus Supplement, dated August 12, 2024 is modified as follows:

(1)	The text appearing on pages S-ii and S-iii shall be replaced in its entirety with the following:

None of this prospectus supplement, the accompanying prospectus and any related pricing supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This prospectus supplement, the accompanying prospectus and any related pricing supplement have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (each, an “EEA Qualified Investor”). Accordingly, any person making or intending to make an offer in any Member State of notes that are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related pricing supplement may only do so with respect to EEA Qualified Investors. Neither we nor the agents have authorized, nor do we or they authorize, the making of any offer of notes in the EEA other than to EEA Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS — The notes are not intended to be offered, sold or otherwise made available, and should not be offered, sold or otherwise made available, to any EEA retail investor in the EEA. For these purposes, an “EEA retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not an EEA Qualified Investor. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to EEA retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any EEA retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Each person in a Member State of the EEA who receives any communication in respect of, or who acquires any notes under, the offers contemplated in this prospectus supplement, the accompanying prospectus and any related pricing supplement, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each agent and the Company that it and any person on whose behalf it acquires notes is (1) an EEA Qualified Investor; and (2) not an “EEA retail investor”.

None of this prospectus supplement, the accompanying prospectus and any related pricing supplement is a prospectus for the purposes of the United Kingdom Financial Conduct Authority’s (the “FCA”) Prospectus Rules: Admission to Trading on a Regulated Market sourcebook. This prospectus supplement, the accompanying prospectus and any related pricing supplement have been prepared on the basis that any offer of notes in the United Kingdom will only be made to a legal entity which is a qualified investor within the meaning of paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (each, a “UK Qualified Investor”). Accordingly, any person making or intending to make an offer in the United Kingdom of notes that are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related pricing supplement may only do so with respect to UK Qualified Investors. Neither we nor the agents have authorized, nor do we or they authorize, the making of any offer of notes in the United Kingdom other than to UK Qualified Investors.

PROHIBITION OF SALES TO UK RETAIL INVESTORS — The notes are not intended to be offered, sold, distributed or otherwise made available, and should not be offered, sold, distributed or otherwise made available, to any UK retail investor in the United Kingdom. For these purposes, a “UK retail investor” means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law of the United Kingdom (“UK MiFIR”); or (ii) not a UK Qualified Investor. Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to UK retail investors in the United Kingdom has been prepared and therefore offering, selling or distributing the notes or otherwise making them available to UK retail investors in the United Kingdom may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.

Each person in the United Kingdom who receives any communication in respect of, or who acquires any notes under, the offers contemplated in this prospectus supplement, the accompanying prospectus, any related pricing supplement, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each agent and the Company that it and any person on whose behalf it acquires notes is (1) a UK Qualified Investor and (2) not a “UK retail investor”.

The communication of this prospectus supplement, the accompanying prospectus, any related pricing supplement and any other documents and/or materials relating to the notes is not being made, and this prospectus supplement, the accompanying prospectus, any related pricing supplement and such other documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, this prospectus supplement, the accompanying prospectus, any related pricing supplement and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This prospectus supplement, the accompanying prospectus, any related pricing supplement and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are any other persons to whom it may otherwise lawfully be communicated or distributed under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying prospectus, any related pricing supplement and any other documents and/or materials relating to the notes are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying prospectus, any related pricing supplement and any such other documents and/or materials relate will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus, any related pricing supplement and any other documents and/or materials relating to the notes or any of their contents.

Any distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) (for the purposes of this paragraph, a “distributor”) subsequently offering, selling or recommending the notes is responsible for undertaking its own target market assessment in respect of the notes and determining the appropriate distribution channels. Neither the Company nor any of the agents make any representations or warranties as to a distributor’s compliance with the UK MiFIR Product Governance Rules.

Any distributor subject to MiFID II (for the purposes of this paragraph, a “distributor”) subsequently offering, selling or recommending the notes is responsible for undertaking its own target market assessment in respect of the notes and determining the appropriate distribution channels for the purposes of the MiFID II product governance rules under Commission Delegated Directive (EU) 2017/593, as amended (“Delegated Directive”). Neither the Company nor any of the agents make any representations or warranties as to a distributor’s compliance with the Delegated Directive.

(2)	The text appearing under the subheading “Prohibition of Sales to EEA Retail Investors” on page S-44 shall be replaced in its entirety with the following:

Prohibition of Sales to EEA Retail Investors

Each agent has represented and agreed, and each further agent appointed under the Distribution Agreement will be required to represent and agree, that it has not offered, sold, distributed or otherwise made available and will not offer, sell, distribute or otherwise make available, any notes which are the subject of the offering contemplated by this prospectus supplement as completed by the pricing supplement in relation thereto to any EEA retail investor in the EEA. For the purposes of this provision:

(a)	the expression “EEA retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II;

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not an EEA Qualified Investor; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

(3)	The text appearing under the subheading “Prohibition of Sales to United Kingdom Retail Investors” on page S-45 shall be replaced in its entirety with the following:

Prohibition of Sales to UK Retail Investors

Each agent has represented and agreed, and each further agent appointed under the Distribution Agreement will be required to represent and agree, that it has not offered, sold, distributed or otherwise made available and will not offer, sell, distribute or otherwise make available any notes to any UK retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression “UK retail investor” means a person who is either one (or both) of the following:

(i)	not a professional client, as defined in point (8) of Article 2(1) of UK MiFIR; or

(ii)	not a UK Qualified Investor; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to buy or subscribe for the notes.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before investing, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may obtain these documents for free by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, the issuer or any underwriter or dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Truist Securities, Inc. toll-free at 1-800-685-4786, U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.